Exhibit 99.1


            UNION PACIFIC CORP. PROPOSES COMBINATION WITH SANTA FE PACIFIC
                     OFFERS $18 PER SHARE IN UNION PACIFIC SHARES

              Combination Provides Significant Public Interest Benefits

               BETHLEHEM, PA, October 5 - Union Pacific Corporation (NYSE:
          UNP) today proposed a merger of Union Pacific and Santa Fe Pacific Corporation (NYSE: SFX). Stockholders of Santa Fe would receive .344 shares of union Pacific stock, valued at $18.00 per share of Santa Fe stock, based on the closing price of Union Pacific stock on Tuesday, October 4, 1994.

               The price, which values Santa Fe stock at approximately $3.4 billion, represents a 38 percent premium over the closing price of Santa Fe on Tuesday, October 4. It also is 33 percent higher than the offer to Santa Fe shareholders from Burlington Northern, Inc. (NYSE: BNI) based on the recent trading price of Burlington stock, under the previously announced BN/Santa Fe merger agreement. Union Pacific's stock offer will be tax-free to Santa Fe shareholders.

               Drew Lewis, Chairman and Chief Executive Officer of Union Pacific, said, "We have a proposal that is not only good for Santa Fe shareholders, but will also benefit Union Pacific shareholders by ensuring we are the premier railroad in the United States."

               Union Pacific said the proposal that Mr. Lewis delivered to Santa Fe's Chairman and Chief Executive Officer, Robert D. Krebs will:
               . Bring greater benefits to customers than a BN/Santa Fe
                 combination,
               . Do more to strengthen rail competition in the West, and . Provide superior compensation to Santa Fe stockholders.

           Major Service Improvements, Much Larger Savings and Efficiencies

               "This is an unprecedented opportunity for the entire rail industry to make a quantum leap towards a 21st century transportation system, one that will maximize service to customers, encourage greater competition and improve efficiency," said Mr. Lewis.

               "There can be no doubt we must have innovative, financially strong companies to shape an increasingly efficient transportation system," he said. "While carefully thought-out mergers can create such companies, the combinations must be those that provide the greatest benefits, and that strengthen rail competition. Our careful study of the current situation convinced us that a Union Pacific-Santa Fe combination will produce major service improvements that a BN/Santa Fe merger cannot, with more new single-line service and greater savings and efficiencies."

               Mr. Lewis said the Union Pacific-Santa Fe combination also will strengthen western rail competition in a way the BN/Santa Fe merger would not. He explained that to ensure a major enhancement of western rail competition, Union Pacific will agree in advance to grant conditions to Southern Pacific, Burlington or other railroads to maintain rail competition in the California-Midwest corridor, in the Kansas/Oklahoma grain markets and at locations that would otherwise go from two serving railroads to one. "We will work with the customers and the Interstate Commerce Commission (ICC) to ensure stronger rail competition in all affected markets," said Mr. Lewis. "With the dramatic increase in competitiveness that will be provided by a Union Pacific-Santa Fe system compared with a BN/Santa Fe system, and reinforcement of additional railroad competition through conditions, this transaction is in the best interests of customers, employees, shareholders of both companies and the public"

                               Public Interest Benefits

               Among the public interest benefits of Union Pacific's proposal are:

               . Significant improvements in schedules, frequency and reliability of service, by combining volumes and using the best of Union Pacific and Santa Fe routes and facilities, reducing customer inventory carrying costs;

               . Diversion of highway business to rail by use of common terminals, preferred routes and increased departure frequency in key corridors, giving customers significant market entry opportunities;

               . Significantly increased freight car availability, and shorter equipment turnaround times, through joint fleet management and more efficient train operations. This would greatly reduce customer freight car capital costs;

               . Major savings from facility consolidations, lower overheads, and use of shorter routes;

               . Creation of the first distribution network supporting virtually the entire automobile market west of the Mississippi river, all on one railroad;

               . Establish a single intermodal network linking all Eastern Gateways with the west and Gulf Coast ports and the growing Mexican market.

               "We have requested that Santa Fe's board consider our proposal as soon as possible," said Lewis. "We are prepared to start negotiations of a definitive agreement immediately."

               Based on 1993 public figures, the combined railroads would have revenues of approximately $7.4 billion, operating income of $1.36 billion and more than 43,000 employees. Assets would be $14.9 billion, including 26,371 route miles, 4,887 locomotives and 97,654 freight cars.

               On June 29, 1994, Burlington and Santa Fe entered into a merger agreement which calls for Burlington to merge with Santa Fe, with Burlington being the surviving corporation. The closing of the BN/Santa Fe merger, and the receipt of the merger consideration by Santa Fe's shareholders, is subject to, among other things, ICC approval and the approval of the shareholders of Burlington and Santa Fe. Pursuant to the merger agreement with Burlington, Santa Fe shareholders would receive .27 shares of Burlington stock for each share of Santa Fe stock, for a value of $13.50 per Santa Fe share, based on Burlington's closing price on October 4.

               Union Pacific's proposal, like Burlington's, is contingent upon ICC approval. While ICC approval is a significant matter for either transaction, Union Pacific believes it can present strong arguments to the Commission on the transaction's benefits to customers and the rail industry.

               The Union Pacific proposal is subject to termination of the merger agreement between Burlington and Santa Fe in accordance with the terms of that agreement, approval of the mutually satisfactory merger agreement by both Boards of Directors, and approval by shareholders of both companies.

               Attached is the full test of a letter from Mr. Lewis to Mr. Krebs on the proposal.

                              Union Pacific Corporation


          October 5, 1994


          Mr. Robert D. Krebs
          Chairman, President & CEO
          Santa Fe Pacific Corporation
          1700 E. Golf Road
          Schaumburg, IL 60173

          Dear Rob:

               I would like to thank you for meeting with Dick and me earlier today to discuss a possible combination of our two companies. We have long admired Santa Fe and your excellent management and work force. As we discussed, we at Union Pacific believe that combining the strengths of Santa Fe and Union Pacific Represents an extraordinary opportunity for our two companies, our respective shareholders, customers and employees, and the railroad industry.

               I was disappointed by your unwillingness to consider our proposal. As I mentioned, we view this transaction as a strategic imperative. Accordingly, I am writing to submit the following proposal to combine our companies. Because of the very significant benefits that it would provide to your Company, your shareholders and other constituencies, we ask that you and your Board of Directors give careful consideration to our proposal.

          Mr. Robert D. Krebs
          October 5, 1992
          Page 2


          Terms

               We propose that Union Pacific acquire Santa Fe in a merger in which Santa Fe shareholders would receive, for each of their shares, .344 of a share of Union Pacific common stock, having a value of $18 per Santa Fe share based on yesterday's closing price of Union Pacific stock.

               This price represents a premium of 38% over yesterday's closing price of Santa Fe common stock. Our proposed price also represents a premium of 33% over the current value of the Burlington Northern transaction, which was endorsed by your financial advisors as fair to your shareholders.

               In addition to receiving a substantial premium, your shareholders would be able to participate in an exceptional opportunity for growth and increased value through their ongoing interest in what we believe would be the preeminent railroad company in the country.

               Our proposed transaction would be tax-free to both our companies and to your shareholders. This would allow your shareholders to defer paying tax, or recognizing gain or loss on their shares, until they sell their shares at a time of their choice.

          Mr. Robert D. Krebs
          October 5, 1994
          Page 3

          Benefits of Transaction

               In addition to providing superior benefits for your shareholders, we believe our transaction will provide greater benefits to the shipping public and will do more to strengthen rail competition in the west than the Burlington Northern transaction. A Union Pacific/Santa Fe combination will produce service breakthroughs that a Burlington Northern-Santa Fe merger cannot, including more new single-line service and greater savings and efficiencies. To insure that our transaction will strengthen rail competition in all affected markets, we are prepared to grant conditions to Southern Pacific, Burlington Northern or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets.

          Continuity of Management

               We have great respect for your management and employees and believe they would make important contributions to our combined company. We envision that certain members of the Santa Fe Board would be invited to serve on Union Pacific's Board. This participation would facilitate the integration and growth of the two companies.

          Mr. Robert D. Krebs
          October 5, 1994
          Page 4



          Process

               Our Board of Directors strongly supports the proposed transaction and has authorized management to pursue this proposal with you. We are prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

               We have conducted an extensive analysis of Santa Fe based on publicly available information. While our proposal is necessarily subject to confirmation, through appropriate due diligence, that our understanding of Santa Fe based on publicly available information is accurate, we expect that such due diligence will confirm our view of Santa Fe and its prospects.
          We recognize that you will need to conduct a due diligence review of Union Pacific and its operations, and we are ready to facilitate that process.

               Our transaction, like the proposed Burlington Northern merger, is contingent upon ICC approval. Although this is a significant matter for either transaction, we believe that, working together, we can present strong arguments to the Commission as to the benefits of our transaction to customers and the industry.

               Our proposal also would be subject to termination of your merger agreement with Burlington Northern, in accordance with the terms of that agreement, approval of a mutually satisfactory merger agreement by our respective Board of Directors, and approval of our respective shareholders.

          Mr. Robert D. Krebs
          October 5, 1994
          Page 5


               Along with our financial advisor, CS First Boston Corporation, and our legal advisor, Skadden, Arps, Slate, Meagher & Flom, we look forward to meeting with you and your advisors to discuss our proposal and to working to implement this transaction. WE have the opportunity to build the best railroad in the country and to provide significant immediate and long-term benefits for your shareholders.

               I am hopeful your Board will conclude that your shareholders should not be denied the opportunity to consider this offer. We at Union Pacific are determined to take every appropriate action to pursue this transaction. In view of the importance of this matter, time is of the essence and we await your earliest possible response.

               Please call me as soon as possible so we can get together to discuss this matter in detail.

                                             Sincerely,



          DL/mi